UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 5, 2016
PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure.

On July 5, 2016, Patrick Industries, Inc. (“Patrick” or the “Company”) issued a press release (the “Press Release”) announcing the completion of the acquisition of the business and certain assets of Elkhart, Indiana-based Vacuplast, LLC, d/b/a L.S. Manufacturing, Inc. (“LS Mfg.”). LS Mfg. is a manufacturer of a wide variety of thermoformed plastic parts and components, primarily serving the recreational vehicle market, as well as certain industrial markets. LS Mfg.’s trailing 12-month revenues through May 2016 were approximately $12 million and the Company expects the acquisition to be immediately accretive to 2016 net income per share.

Patrick will continue to operate the business on a stand-alone basis under the LS Mfg. brand name in its existing facility. The net purchase price of approximately $11 million was funded under the Company’s existing credit facility and included the acquisition of accounts receivable, inventory, and machinery and equipment.

A copy of the Press Release is furnished herewith as Exhibit 99.1.

This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. The filing of this Current Report shall not be deemed an admission as to the materiality of any information in the Current Report that is required to be disclosed solely by reason of Regulation FD.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1      Press Release issued July 5, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: July 5, 2016	By:	/s/ Joshua A. Boone
Joshua A. Boone Vice-President Finance and Chief Financial Officer